                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                            Trendwest Resorts, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            TRENDWEST RESORTS, INC.
                             12301 N.E. 10TH PLACE
                           BELLEVUE, WASHINGTON 98005

                                 April 27, 1998

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Trendwest Resorts, Inc. (the "Company") which will be held at the Bellevue Doubletree Hotel, Newport Room, 300 112th Street SE, Bellevue, Washington, at 2:00 p.m., Thursday, May 28, 1998. I look forward to greeting as many of our stockholders as possible.

     At the annual meeting, holders of Company common stock will be asked to vote to elect three directors to the Board of Directors and to ratify the selection of KPMG Peat Marwick LLP as independent auditors. Information about the nominees for election to the Board of Directors is included in the accompanying Notice of Annual Meeting of Stockholders and the Proxy Statement. Your Board of Directors recommends that you vote "FOR" the Board of Director nominees and the selection of KPMG Peat Marwick LLP.

     In addition to the specific matters to be acted upon, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to stockholders.

     Whether or not you attend the annual meeting it is important that your shares be represented and voted. Therefore, I urge you to sign, date and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you decide to attend the annual meeting and vote in person, you will, of course, have that opportunity.

                                          Sincerely,

                                      /s/ WILLIAM F. PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

                            TRENDWEST RESORTS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 28, 1998
                            ------------------------

     The Annual Meeting of Stockholders of Trendwest Resorts, Inc. (the "Company") will be held at the Bellevue Doubletree Hotel, Newport Room, 300 112th Street SE, Bellevue, Washington, at 2:00 p.m., Thursday, May 28, 1998, for the following purposes:

     1. To elect three directors to hold office until the 2001 Annual Meeting of Stockholders and until their successors are elected and qualified;

     2. Ratification of KPMG Peat Marwick LLP as independent auditors; and

     3. To transact such other business as may properly come before the meeting or any adjournments thereof.

     The above matters are more fully described in the Proxy Statement, which follows. Only holders of shares of the Company common stock of record at the close of business on April 10, 1998, are entitled to notice of, and to vote at, this annual meeting and any and all adjournments thereof.

                                          By Order of the Board of Directors,

                                      /s/ WILLIAM F. PEARE

                                          William F. Peare
                                          President and Chief Executive Officer

Seattle, Washington
April 27, 1998

                                   IMPORTANT

     Whether or not you expect to attend in person, we urge you to sign, date, and return the enclosed proxy at your earliest convenience. This will ensure the presence of a quorum at the meeting. PROMPTLY SIGNING, DATING, AND RETURNING THE PROXY WILL SAVE THE COMPANY THE EXPENSE AND EXTRA WORK OF ADDITIONAL SOLICITATION. An addressed envelope for which no postage is required if mailed in the United States is enclosed for that purpose. Sending in your proxy will not prevent you from voting your stock at the meeting if you desire to do so, as your proxy is revocable at your option in the manner described in the Proxy Statement.

                            TRENDWEST RESORTS, INC.

                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998

                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by the Board of Directors of Trendwest Resorts, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held at 2:00 p.m. on May 28, 1998, and any adjournments thereof (the "Annual Meeting"). The persons named as proxies are William F. Peare and Jeffery
P. Sites. The accompanying notice of meeting, this Proxy Statement and the accompanying proxy are being first sent to stockholders on or about April 28, 1998.

     At the Annual Meeting, holders of the Company's common stock, no par value per share (the "Common Stock"), will be asked to elect three directors, each to hold office until the 2001 Annual Meeting of Stockholders and, in each case, until his or her successor is elected and qualified.

     All shares represented by proxies that are properly executed and returned will be voted in accordance with the instructions noted thereon. In the absence of voting instructions, the shares of Common Stock will be voted for the nominees for director listed herein and on the proxy. A stockholder giving a proxy has the power to revoke it at any time before it is voted. The proxy may be revoked by written notice to the Secretary of the Company received at the Company's offices at 12301 N.E. 10th Place, Bellevue, Washington, 98005, on or before May 27, 1998, or by written notice delivered in person at the Annual Meeting to the Secretary prior to the commencement of the Annual Meeting. Attendance at the Annual Meeting will not, in itself, constitute revocation of a previously granted proxy.

     Only stockholders of record at the close of business on April 10, 1998 (the "Record Date") will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 17,593,366 shares of Common Stock outstanding, which represent all of the voting securities of the Company. Each share of Common Stock is entitled to one vote. Stockholders do not have cumulative voting rights in the elections of directors.

     The holders of a majority of the Common Stock issued and outstanding and entitled to vote at the Annual Meeting, if present in person or represented by proxy, constitute a quorum for purposes of acting on the election of directors. Abstentions and shares held by brokers that are present but not voted because brokers were prohibited from exercising discretionary authority will be counted as present for the purposes of determining if a quorum is present.

     Under applicable law and the Company's articles of incorporation and bylaws, and assuming that a quorum is present, in the election of the three directors for terms ending in 2001, the persons elected will be the three persons receiving the largest number of votes cast at the Annual Meeting by shares present in person or by proxy. In determining whether a voting matter has received the requisite number of affirmative votes, abstentions and broker non-votes will have no effect as they will not have been cast in favor of any nominee.

     All proxy soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. In addition to mailing this material to stockholders, the Company has asked banks and brokers to forward copies to persons for whom they hold shares of the Company and request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and regular employees of the Company may also, without being additionally compensated, solicit proxies by mail, telephone, telegram, facsimile or personal contact.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information regarding ownership of the Common Stock by each person known to the Company to own more than 5% of the outstanding shares of the Common Stock on April 10, 1998.

                                                           SHARES OF
                                                          COMMON STOCK
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED    PERCENT OF CLASS
        ------------------------------------           ------------------    ----------------
JELD-WEN, inc........................................      13,725,821             78.0%
  3250 Lakeport Blvd
  Klamath Falls, Oregon 97601

     The following table sets forth information regarding the beneficial ownership of Common Stock on April 10, 1998 by (i) each director and nominee for director, (ii) the Company's Chief Executive Officer and the other executive officers named in the executive compensation table set forth herein and (iii) all directors and executive officers as a group. The following is based on information furnished by such owners. Each of the persons named below has sole voting and investment power with respect to the shares shown, except as noted below.

                                                           SHARES OF
                                                          COMMON STOCK
        NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED    PERCENT OF CLASS
        ------------------------------------           ------------------    ----------------
William F. Peare.....................................       319,060                1.8%
Jeffery P. Sites.....................................        89,812                  *
William G. Brown.....................................           -0-                  *
Ronald A. Buzard.....................................        10,095                  *
Gerald T. Lynch......................................        27,647                  *
Jerol E. Andres......................................         6,000                  *
Douglas P. Kintzinger................................         3,733(1)(5)            *
Roderick C. Wendt....................................        14,740(2)(5)            *
Michael Hollern......................................         6,000(3)               *
Harry Demorest.......................................         6,000(4)               *
Linda Tubbs..........................................           -0-                  *
All directors and executive officers as a group (19
  persons)...........................................       551,509                3.1%

---------------
 *  Less than 1%

(1) Includes 400 shares held by Mr. Kintzinger's wife.

(2) Includes 850 shares held by Mr. Wendt's minor children.

(3) Includes 6,000 shares held by Hollybank & Co., a company controlled by Mr. Hollern.

(4) Includes 6,000 shares held by Mr. Demorest's wife.

(5) Messrs. Kintzinger and Wendt are executive officers and directors of JELD-WEN, inc. and disclaim any beneficial ownership in the shares of the Company owned by JELD-WEN, inc.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Board of Directors of the Company currently consists of eight directors who are divided into three classes, as nearly equal in number as possible. The members of each class serve three-year terms, with one class elected annually. The term of office of the directors in Class I expires at the 1998 Annual Meeting. The Board of Directors has nominated Messrs. Andres and Wendt and Ms. Tubbs for election as directors to serve a term of three years ending at the Company's Annual Meeting of Stockholders in 2001 and until their successors have been duly elected and qualified.

     Messrs. Andres and Wendt and Ms. Tubbs have indicated that they are willing and able to serve as directors. If any of Messrs. Andres or Wendt or Ms. Tubbs becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors. The three directors will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present. Unless instructions to the contrary are specified in a properly signed and returned proxy, the proxies will be voted in favor of Messrs. Andres and Wendt and Ms. Tubbs.

              THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
                            VOTE "FOR" THE NOMINEES.

DIRECTORS

     The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting. Except as otherwise indicated, each director has been engaged in the principal occupation described below for at least five years.

                                                             COMPANY         EXPIRATION OF
                      NAME                         AGE    DIRECTOR SINCE    TERM AS DIRECTOR
                      ----                         ---    --------------    ----------------
William F. Peare.................................  59          1989               2000
Jeffery P. Sites.................................  41          1991               1999
Jerol E. Andres..................................  54          1989               1998
Douglas P. Kintzinger............................  37          1994               1999
Roderick C. Wendt................................  44          1993               1998
Harry L. Demorest................................  55          1997               2000
Michael P. Hollern...............................  58          1997               1999
Linda M. Tubbs...................................  50          1997               1998

     William F. Peare has served as its President and Chief Executive Officer, and as a director, since 1989. Mr. Peare also serves as a director and as President of WorldMark. Mr. Peare developed the WorldMark concept and attracted key management personnel to the Company. From 1987 to 1989, Mr. Peare served as a management consultant for Eagle Crest Resort in Redmond, Oregon ("Eagle Crest") and for Elkhorn Resort in Sun Valley, Idaho. From 1985 to 1987, Mr. Peare was a Senior Vice President of Horizon Airlines. From 1983 to 1985, Mr. Peare served as Chief Executive Officer of All Seasons Resorts, Inc. ("All Seasons"), a publicly-traded membership campground company. From 1975 to 1982, Mr. Peare served as President of Thousand Trails Inc. ("Thousand Trails"), the nation's largest membership campground company.

     Jeffery P. Sites has served as Executive Vice President, Chief Operating Officer, and Secretary of the Company since 1989, and served as Treasurer from 1989 to January 1997. Mr. Sites has been a director of the Company since 1991. Prior to 1998, Mr. Sites served as a director and as Treasurer of WorldMark. Mr. Sites oversees the day-to-day operations of the Company. From 1987 to 1989, Mr. Sites was Chief Financial Officer of OMT, Inc., a holding company with a variety of businesses including an interval ownership project in Sun Valley, Idaho. From 1985 to 1987, Mr. Sites was Executive Vice President and co-founder of Venture Out Resorts, a regional membership campground company. From 1983 to 1985, Mr. Sites was the Controller for All Seasons.

     Jerol E. Andres has served as a director of the Company since 1989. Since 1988, Mr. Andres has served as Chief Executive Officer and President of Eagle Crest. From 1984 to 1988, Mr. Andres founded and was Chief Executive Officer and President of Happy Trails Resort. Since 1993, Mr. Andres has served as a director of Bank of the Cascades, a publicly-traded bank company. Mr. Andres served on the board of ARDA for 11 years, serving as Chairman from 1984 to 1986. From 1978 to 1984, Mr. Andres served as a Vice President of Thousand Trails.

     Douglas P. Kintzinger has served as a director of the Company since 1994. Mr. Kintzinger has been Senior Vice President of Jeld-Wen since 1997 and is responsible for the accounting, data processing, legal, employee benefits, risk management, insurance, corporate services, treasury and corporate development of Jeld-Wen. Mr. Kintzinger was first employed by Jeld-Wen in 1987 and served as special projects manager, corporate counsel, manager of corporate development and in 1994 vice president of administration and corporate development. He has been a director of Jeld-Wen since 1994 and Jeld-Wen's corporate secretary since 1992. Mr. Kintzinger has also been an officer/director of various Jeld-Wen affiliates and subsidiaries, including Eagle Crest G.P. Inc., Running Y Resort, Inc., West One Automotive Group, Inc. and Brooks Resources Corporation. Mr. Kintzinger also has served as a director of South Valley State Bank since 1991 and as a Regent of Luther College since 1990.

     Roderick C. Wendt has served as a director of the Company since 1993. Mr. Wendt has been President of Jeld-Wen since 1992 and is responsible for the overall day-to-day performance of Jeld-Wen. Mr. Wendt was first employed by Jeld-Wen in 1980 and served as corporate counsel, Vice President and Senior Vice President prior to becoming President. He has been a director of Jeld-Wen since 1985. Mr. Wendt has also been an officer and/or director of various Jeld-Wen affiliates and subsidiaries, including Eagle Crest G.P. Inc., Running Y Resort, Inc., Windmill Inns of America, inc., West One Automotive Group, Inc., Frank Paxton Company and Brooks Resources Corporation. Mr. Wendt also served as a director of South Valley State Bank from 1983 to 1994 and has served as a director of the High Desert Museum since 1994.

     Harry L. Demorest has served as Chief Executive Officer of Columbia Forest Products, Inc. since March 1996. He served as President of Columbia Forest Products, Inc. from March 1994 to April 1996, and as Executive Vice President from April 1992 to February 1994. Prior to his employment by Columbia Forest Products, Inc., Mr. Demorest was a partner with Arthur Andersen & Co., serving as Office Managing partner for the Portland, Oregon office from 1981 to 1991 and as Partner-in-charge of the tax division of the Portland office from 1979 to 1985. Mr. Demorest also serves on the boards of directors of several civic and charitable organizations.

     Michael P. Hollern has served as Chairman of the Board of Directors of Brooks Resources Corporation since 1970, and has served as president of Brooks Resources since 1983. Mr. Hollern served as President of Brooks-Scanlon, Inc. from 1970 until its sale to Diamond International in June 1980. Mr. Hollern also serves on the boards of directors of several corporate, civic and charitable organizations.

     Linda M. Tubbs retired April 1, 1998 as an Executive Vice President of Wells Fargo Bank, serving as its Division Manager for the Northwest Commercial Banking Group since Wells Fargo's merger with First interstate Bank in April 1996. Prior to the merger, Ms. Tubbs served as Senior Vice President and Manager of First Interstate's Portland, Oregon Commercial Banking Administration and served in various other capacities at First Interstate since 1972, including her appointment in March 1990 as Senior Vice President and Manager of the Oregon head office. Ms. Tubbs also serves on the boards of directors of several civic and charitable organizations.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board of Directors has an Audit Committee and a Compensation Committee. The Audit Committee reviews the Company's accounting practices, internal accounting controls and financial results and oversees the engagement of the Company's independent auditors. The current members of the Company's Audit Committee are Messrs. Sites, Demorest and Kintzinger. The Audit Committee did not meet in 1997.

     The Compensation Committee reviews and recommends to the Board of Directors salaries, bonuses and other forms of compensation for executive officers of the Company and administers the Company's stock option plan. The current members of the Compensation Committee are Messrs. Hollern and Kintzinger and Ms. Tubbs. The Compensation Committee met two times in 1997.

     During 1997, the Company's Board of Directors met five times. Except for Messrs. Demorest and Hollern, each member of the Board of Directors attended at least 75% of the aggregate number of meetings of the Board of Directors and committees on which such director served.

DIRECTOR FEES

     Directors who are not employees of the Company or Jeld-Wen receive a fee of $1,000 for each Board meeting attended. All non-employee directors are reimbursed for out of pocket expenses for each Board meeting attended.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table and related notes set forth all compensation received from the Company for the three fiscal years ended December 31, 1997 by the Company's Chief Executive Officer ("CEO") and the four most highly paid executive officers (other than the CEO) who were serving as executive officers at the end of 1997 (collectively, together with the CEO, the "Named Executive Officers").

                                                                               LONG-TERM
                                             ANNUAL COMPENSATION              COMPENSATION
                                  -----------------------------------------   ------------
                                                               OTHER ANNUAL     OPTIONS       ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS     COMPENSATION     GRANTED      COMPENSATION
  ---------------------------     ----   --------   --------   ------------   ------------   ------------
William F. Peare................  1997   $100,000   $197,340     $12,055         20,000        -0-
  President and Chief             1996     96,000    192,013      18,860         -0-           -0-
  Executive Officer
Ronald A. Buzard................  1997     50,000    230,442      10,551         20,000        -0-
  Vice President -- Sales         1996     50,000    198,544      11,200         -0-           -0-
William G. Brown................  1997     50,000    226,151      17,077         20,000        -0-
  Vice President of               1996     50,000    181,910      11,200         -0-           -0-
  California Sales
Jeffery Sites...................  1997     75,000    159,145      15,919         20,000        -0-
  Executive Vice President and    1996     70,000    139,991      17,153         -0-           -0-
  Chief Operating Officer
Gerald T. Lynch.................  1997     50,000    179,326       9,385         20,000        -0-
  Vice President -- Marketing     1996     50,000    170,005      11,200         -0-           -0-

EMPLOYMENT, TERMINATION AND CHANGE OF CONTROL AGREEMENTS

     Messrs. Peare and Sites have entered into employment agreements with the Company. Under the employment agreements, Mr. Peare will receive a base annual salary of $100,000, and Mr. Sites will receive a base annual salary of $75,000, and each will have the opportunity to receive performance bonuses. The agreements will contain a covenant not to compete for a period of two years in the event of termination of employment for any reason. If employment is terminated by the Company without cause, the employee will receive his base salary for a period of one year following the date of termination plus the amount of bonus earned during the preceding twelve months.

GRANTS OF STOCK OPTIONS

     The following table sets forth information on stock option grants during fiscal 1997 to the Named Executive Officers. The options set forth in the table below were granted on October 23, 1997, as part of recipient's 1997 compensation.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                                                                                          ANNUAL RATES OF STOCK
                                   NUMBER OF     PERCENT OF                              PRICE APPRECIATION FOR
                                  SECURITIES    TOTAL OPTIONS                               EIGHT YEAR OPTION
                                  UNDERLYING     GRANTED TO     EXERCISE                         TERM(2)
                                    OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -----------------------
              NAME                GRANTED(1)     FISCAL YEAR    ($/SHARE)      DATE        5% ($)      10% ($)
              ----                -----------   -------------   ---------   ----------   ----------   ----------
William F. Peare................    20,000          4.07         $26.875     10/23/05     $256,600     $614,600
Ronald A. Buzard................    20,000          4.07          26.875     10/23/05      256,600      614,600
William G. Brown................    20,000          4.07          26.875     10/23/05      256,600      614,600
Jeffery P Sites.................    20,000          4.07          26.875     10/23/05      256,600      614,600
Gerald T. Lynch.................    20,000          4.07          26.875     10/23/05      256,600      614,600

---------------
(1) Each of the options reflected in this table was granted to the respective Named Executive Officer pursuant to the Company's 1997 Option Plan. The exercise price of each option is equal to the fair market value of the Common Stock on the date of grant. The options vest ratably over five years beginning on the first anniversary of the date of grant.

(2) These assumed rates of appreciation are provided in order to comply with the requirements of the Securities and Exchange Commission (the "SEC") and do not represent the Company's expectation or projection as to the actual rate of appreciation of the Common Stock. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term. The actual value of the options will depend on the performance of the Common Stock and may be greater or less than the amounts shown.

EXERCISE OF STOCK OPTIONS

     The following table sets forth information on the exercise of stock options during fiscal year 1997 by each of the Named Executive Officers and the value of unexercised options at December 31, 1997.

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                                    NUMBER OF               VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                 SHARES                       AT FISCAL YEAR-END(#)         AT FISCAL YEAR-END($)
                                ACQUIRED        VALUE      ---------------------------   ---------------------------
            NAME               ON EXERCISE   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   -----------   -----------   -------------   -----------   -------------
William F. Peare.............      --            --            --           20,000           --             --
Ronald A. Buzard.............      --            --            --           20,000           --             --
William G. Brown.............      --            --            --           20,000           --             --
Jeffery P Sites..............      --            --            --           20,000           --             --
Gerald T. Lynch..............      --            --            --           20,000           --             --

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors is responsible for establishing policies and programs which govern compensation for executive officers and for administering these programs to determine bonus amounts and option awards.

COMPENSATION POLICY

     The Company's executive compensation policy is designed to attract, reward and retain management who will achieve the business objectives of the Company. The Company's compensation policy seeks to align executive compensation with corporate performance, both on a short-term and long-term basis. In this regard, the base salaries of executives are established at levels which are considered lower than might otherwise be warranted in light of the duties and scope of responsibilities of each officer's position. Executive officers are afforded the opportunity to substantially increase their income through a bonus system that is based primarily on the Company's annual sales. A smaller portion of the bonus of executive officers is based on the Company's net income exceeding a 20% annual return on equity.

     The Compensation Committee also awarded stock options to various executive officers following the Company's initial public offering. The purpose of these awards was to provide key officers with an equity incentive in the Company to reinforce management's commitment to enhancement of profitability and stockholder value. These options granted were based primarily on the executive officer's level of responsibility within the Company and the length of time such officer had been employed by the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

     Mr. William Peare, the Company's Chief Executive Officer, is a party to an employment agreement with the Company and his compensation for 1997 was determined in accordance with the employment agreement. Mr. Peare's base compensation is set at $100,000 and he is eligible to receive a performance bonus, based primarily on the Company's annual sales, of up to $200,000. For 1997, Mr. Peare's bonus was $197,340. The Compensation Committee also awarded Mr. Peare a grant of options to acquire 20,000 shares of Common Stock. As with the other grants to executive officers, Mr. Peare's grant was based on his position as chief executive officer and his length of service with the Company.

                                          COMPENSATION COMMITTEE

                                          Michael P. Hollern
                                          Douglas P. Kintzinger
                                          Linda M. Tubbs

                               PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return (stock price appreciation plus dividends) on the Common Stock with the cumulative total return of the S&P 500 Index and the group of peer companies set forth below (based on weighted market capitalization) selected by the Company.

                     COMPARED CUMULATIVE TOTAL RETURN AMONG
          TRENDWEST RESORTS, INC., S&P 500 INDEX AND PEER GROUP INDEX

        MEASUREMENT PERIOD             TRENDWEST
      (FISCAL YEAR COVERED)          RESORTS, INC.         PEER GROUP           S & P 500
AUG-97                                     100                 100                 100
1997                                       127                  94                 102

PEER GROUP DETAIL

AMERICAN SKIING
BRISTOL HOTEL CO
CAPSTAR HOTEL CO
CHOICE HOTELS CO
EXECUSTAY CORP
FAIRFIELD COMMUNITIES
FOUR SEASON HOTELS
HOST MARRIOTT CORP
INTRAWEST CORP
LA QUINTA INNS
PROMUS HOTEL CO
RED ROOF INNS INC
SERVICO INC
SHOLODGE INC
SIGNATURE RESORTS
SILVERLEAF RESORTS
SUBURBAN LODGES
SUNBURST HOSPITALITY CORP
SUPERTEL HOSPITALITY INC
VISTANA INC

                     CERTAIN RELATIONSHIPS AND TRANSACTIONS

RELATIONSHIP WITH JELD-WEN, INC.

     Background. JELD-WEN, inc. ("Jeld-Wen") owns 78.02% of the outstanding shares of the Company's Common Stock. Roderick Wendt and Douglas Kintzinger are directors of the Company and Richard Wendt was a director of the Company until March 1997. Richard Wendt, Roderick Wendt and Douglas Kintzinger are all directors of Jeld-Wen. In addition, Richard Wendt, Roderick Wendt and Douglas Kintzinger own 38.2%, 1.4% and 0.5%, respectively, of the outstanding shares of Jeld-Wen. Jeld-Wen has established the Jeld-Wen Foundation, which is a charitable foundation of which Richard Wendt, Roderick Wendt and William Early, an officer and director of Jeld-Wen, are members of the Foundation's Board of Directors. Eagle Crest, Inc. ("Eagle Crest"), a wholly-owned subsidiary of Jeld-Wen, is developing the Eagle Crest Resort. Running Y Resort, Inc. ("Running Y"), a wholly-owned subsidiary of Eagle Crest, is developing the Running Y Resort.

     The Company is developing a resort in central Washington known as MountainStar in conjunction with Jeld-Wen. Jeld-Wen owns the land and the Company is acting as the developer. On behalf of Jeld-Wen, the Company has incurred approximately $4.5 million in costs related to the project, all of which will be reimbursed by Jeld-Wen.

     Administrative Services. Jeld-Wen provides a self-insured health, life and disability benefits plan to its employees, in which the Company participated. The Company paid Jeld-Wen approximately $1,487,000 in 1997 to include the Company's employees within the Jeld-Wen plan. Jeld-Wen also self-insures its workmen's compensation liability and the Company also participates in that plan. The Company paid Jeld-Wen approximately $378,000 in 1997 to include the Company's employees within the Jeld-Wen plan.

     Credit Facility. The Company maintains an unsecured, open, revolving credit line with Jeld-Wen. The credit line was capped at $10 million after the Company's initial public offering in August 1997 and is payable on demand. The Company pays Jeld-Wen interest at prime plus one percent. The maximum month-end balance of the line outstanding to Jeld-Wen during 1997 was approximately $37,306,000. To the extent the Company has excess funds available to loan Jeld-Wen, such loans earn interest at prime minus one percent. The terms of the line of credit are the same as Jeld-Wen provides to its other subsidiaries and divisions. The Company believes that the terms of the line of credit as a whole are no less favorable than could be obtained from an unaffiliated third party.

     Agreement with Eagle Crest. The Company has an agreement with Eagle Crest whereby the Company has assigned to Eagle Crest the nonexclusive right to sell Vacation Credits in WorldMark at Eagle Crest's resort in Redmond, Oregon and to retain the gross proceeds from such sales. Eagle Crest must transfer condominium units to WorldMark at no cost to WorldMark. Eagle Crest cannot sell more Vacation Credits than has been allocated to the condominium units transferred to WorldMark. Trendwest determines the number of Vacation Credits allocated to those condominium units transferred to WorldMark using the same basis as other resort units transferred by Trendwest to WorldMark. Effective September 1, 1997, the agreement required Eagle Crest to pay the Company a fee equal to 3% of net sales of Vacation Credits sold at Eagle Crest. Subsequently, the agreement was amended to allow the Company to retain the full face interest on the contracts financed and sold to the Company with full recourse to Eagle Crest for any unpaid principal amounts. In addition, the Company purchases Notes Receivable from Eagle Crest at face value plus accrued interest. During the year, the Company purchased Notes Receivable in the principal amount of approximately $7,134,000. The terms of the agreement with Eagle Crest were negotiated between the managements of the Company and Eagle Crest.

     Agreement with Running Y. The Company and Running Y are parties to an agreement under which Running Y will develop at its expense condominium units at the Running Y Resort. The Company will pay Running Y a purchase price for each such unit equal to the number of Vacation Credits attributable to such unit (as determined by the Company), multiplied by the then-current price per Vacation Credit, multiplied by 26%. The Company has purchased 40 units through December 31, 1997 at a cost of $5,230,000, and is required to purchase an additional 60 units prior to April 2000. Effective September 1, 1997, the agreement required Running Y to pay the Company a fee equal to 3% of net sales of Vacation Credits sold at Running Y. Subsequently, the agreement was amended to allow the Company to retain the full face interest on the contracts financed and sold to the Company with full recourse to Running Y for any unpaid principal amounts. In addition, the Company purchased Notes Receivable from Running Y in the principal amount of approximately $3,218,000 1997. The terms of the agreement with Running Y were negotiated between the managements of the Company and Running Y.

     Purchase of Notes Receivable. I&I Holdings, Ltd., a wholly-owned subsidiary of Jeld-Wen, has purchased Notes Receivable from the Company at face value plus accrued interest on a full recourse basis. During 1997, I&I Holdings, Ltd. purchased Notes Receivables with outstanding balances of approximately $55,000.

     R & R Vista, an Oregon general partnership comprised of Richard L. Wendt and Roderick C. Wendt, has purchased Notes Receivable from the Company at face value plus accrued interest on a full recourse basis. During 1997, R & R Vista purchased Notes Receivable with outstanding balances of approximately $917,000.

     The Jeld-Wen Foundation purchased Notes Receivable from the Company at face value plus accrued interest on a full recourse basis. In 1997, the Company purchased Notes Receivable from the Foundation with an outstanding balance of $2,536,000.

     The terms of the purchase of the Notes Receivable by the affiliated parties were negotiated between the Company and the principals of R&R Vista. The Company believes that the terms of such financing are no less favorable than could have been obtained from an unaffiliated third party.

ACQUISITION OF FINANCE SUBSIDIARIES

     Effective June 30, 1997, the Company acquired all of the shares of common stock of TW Holdings, Inc. ("TW") and Trendwest Funding I, Inc. ("TFI"), which were wholly-owned subsidiaries of Jeld-Wen, in exchange for 5,193,693 shares of the Company's Common Stock. TW and TFI were formed to enable the Company to sell Notes Receivable. The value of the shares of TW and TFI and the value of the shares of Common Stock were determined in negotiations between Jeld-Wen and the Company, based on a multiple of the historical earnings of the respective companies.

RELATIONSHIP WITH WORLDMARK

     WorldMark is a California nonprofit mutual benefit corporation that was formed by Trendwest for the specific purposes of owning, operating and maintaining the real property conveyed to it by Trendwest. Trendwest has the exclusive, non-terminable right to contribute properties to WorldMark. The Company contributes properties to WorldMark, free from all monetary encumbrances, which are then added to the inventory of WorldMark Resort units available for use by Owners. In return for the contribution of property to WorldMark, Trendwest has the exclusive right to market and sell Vacation Credits.

     WorldMark is managed by a Board of Directors elected by the Owners, who vote in proportion to the number of Vacation Credits owned. At present, three of WorldMark's five Board members are executive officers of Trendwest, Mr. William
F. Peare, Mr. Gene F. Hensley and Mr. J. Michael Moyer. In addition, Mr. Peare is the President of WorldMark.

     The Company has a Management Agreement with WorldMark whereby it acts as the exclusive manager and servicing agent of WorldMark and the vacation owner program. The Company's responsibilities under the Management Agreement include general management of WorldMark, overseeing the property management and service levels of the resorts, and preparing financial forecasts and budgets for WorldMark. The Management Agreement provides for automatic one-year renewals unless such renewal is denied by a majority of the voting power of the Owners (excluding Trendwest). As compensation for its services, the Company receives the portion of total revenues received by WorldMark remaining after WorldMark pays or reserves for its expenses plus reserves for repair and replacement of WorldMark Resorts. This amount is subject to a ceiling equal to 15% of the budgeted annual expenses and reserves of WorldMark (exclusive of management fees). Management revenues from WorldMark during 1997 were approximately $1,488,000.

RELATIONSHIP WITH SAGE SYSTEMS

     Background. The Company and Sage, a licensed escrow company, are parties to several administrative agreements. Woodrow O'Rourke, the President of Sage, is the brother-in-law of William F. Peare, a director and the President and Chief Executive Officer of the Company.

     Escrow. The Company and Sage are parties to an Escrow Agreement under which contracts for the sale of Vacation Credits by the Company, and the funds received from such sales, must be placed in escrow with Sage. The Company pays Sage a fee of $35 to $40 per account for which Sage holds escrowed funds. Under the Escrow Agreement, the Company paid Sage approximately $464,000 in 1997.

     Servicing of Accounts. The Company and Sage are parties to a Service Agreement under which Sage is responsible for maintaining a data processing system to bill and receive monthly receivable payments. The Company pays Sage a monthly fee of $1.70 per account serviced by Sage. Under the Service Agreement, the Company paid Sage approximately $700,000 in 1997.

     Software. The Company, Sage and James McBride, Sr., an employee of Sage, entered into a Software Transfer Agreement in August 1994, under which Sage and Mr. McBride granted the Company an irrevocable, royalty-free license to use certain computer software programs. Concurrently with the Software Transfer Agreement, the Company and Sage entered into a Software Support and Maintenance Agreement (the "Maintenance Agreement"), under which Sage provides modifications, improvements and customer service to the Company in connection with the licensed computer software programs. Under the Maintenance Agreement, the Company paid Sage an initial fee of $12,000, a retainer of $2,000 per month, and labor charges of $50 per hour for services in excess of ten hours per month. Under the Maintenance Agreement, the Company has paid Sage approximately $35,000 in 1997.

     The terms of the various agreements with Sage were negotiated between the managements of the Company and Sage. The Company believes that the terms of such agreements are no less favorable than could have been obtained from an unrelated third party.

EMPLOYMENT RELATIONSHIPS

     Frederick C. Peare, the brother of Mr. William Peare, is employed by the Company as a director of one of the Company's sales offices. During 1997, Frederick C. Peare received a salary (based on commissions) of $326,532. Scott Sites, the brother of Mr. Jeffery Sites, is employed by the Company in a sales capacity. During 1997, Scott Sites received a salary (based on commissions) and Company 401(k) contributions of $162,806. Thomas F. Sites, the brother of Mr. Jeffery Sites, is employed by the Company in an administrative capacity. During 1997, Thomas Sites received a salary and bonus of $61,864.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Under SEC rules, the Company's directors, executive officers and beneficial owners of more than 10% of any Trendwest equity security are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes during fiscal 1997, such SEC filing requirements were satisfied, except that Mr. Kintzinger filed a late Form 5 reporting a single transaction and Mr. Wendt filed a late Form 5 reporting gifts to his four minor children.

                                   PROPOSAL 2

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP ("KPMG") as the Company's independent auditors for the fiscal year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP are expected to attend the Annual Meeting and will have an opportunity to make a statement or to respond to appropriate questions from stockholders. Ratification of the selection of KPMG requires the affirmative vote of a majority of the votes cast by the holders of the Common Stock voting in person or by proxy at the Annual Meeting.

    THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO RATIFY THE SELECTION OF KPMG PEAT MARWICK LLP AS INDEPENDENT
               AUDITORS OF THE COMPANY FOR THE 1998 FISCAL YEAR.

     The Company engaged KPMG Peat Marwick LLP ("KPMG") on March 12, 1997 as the Company's independent accountants to report on the Company's balance sheets as of December 31, 1996 and 1995, and the related combined statements of income, stockholders' equity and cash flows for each of the years in the three year period ended December 31, 1996. The decision to appoint KPMG was approved by the Company's Board of Directors.

     Molatore, Peugh, McDaniel, Scroggin & Co. LLP ("MPMS") had acted as the Company's independent accountants since 1992. None of such accountant's reports on the Company's financial statements for any of the years reported on contained an adverse opinion or disclaimer of opinion, nor were the opinions modified as to uncertainty, audit scope or accounting principles, nor were there any events of the type requiring disclosure under Item 304(a)(1)(v) of Regulation S-K under the Securities act. There were no disagreements with MPMS, resolved or unresolved, on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which, if not resolved to MPMS's satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. MPMS was not retained to report on the Company's 1996 financial statements.

     In August 1996, the Company engaged Coopers & Lybrand LLP ("C&L") as the Company's independent accountants to report on the Company's balance sheet as of December 31, 1995 and 1994, and the related statements of income, stockholders' equity and cash flow for each of the years in the three year period ended December 31, 1995. C&L did not render any report on the Company's financial statements and was dismissed as the Company's independent accountants on February 10, 1997. The decision to retain and subsequently to dismiss C&L was approved by the Company's Board of Directors.

     During the period of C&L's engagement, disagreements arose over the accounting treatment of the sales of additional Vacation Credits to existing Owners ("Upgrade Sales"). The Company contended that Upgrade Sales could be fully recognized as income under Financial Accounting Standards Board Statement No. 66 ("SFAS 66") without an additional 10% cash down payment, provided that the Owner had sufficient equity in previously purchased Vacation Credits (including prior principal payments on the Note Receivable from the previous purchases) and additional cash down payments, if any, at the time of the Upgrade Sale, to satisfy the 10% down payment requirement for full profit recognition under SFAS 66. C&L's position was that SFAS 66 and Emerging Issues Task Force Issue No. 88-12 required each Upgrade Sale to have a separate 10% cash down payment (without consideration of equity from previously purchased Vacation Credits) before the full accrual of revenue could be recognized on such sale. Prior to C&L's dismissal, the Company agreed to modify its revenue recognition policies in accordance with C&L's position.

     Upon an Upgrade Sale, any existing Note Receivable is cancelled and a new Note Receivable with a seven year term is executed for the balance of the existing Note Receivable and the financed amount of the Upgrade Sale. The Company and C&L discussed the allocation of payments on the new Note Receivable for the purpose of profit recognition on the Upgrade sale. The Company's view is that the payment due on the new Note Receivable could be bifurcated between the amount attributable to the Upgrade Sale and the amount attributable to the extended balance of the previous Note Receivable, and that the excess of the payment due under the new Note Receivable over the part of the bifurcated payment attributable to the extended balance of the previous Note Receivable could be allocated to the financed portion of the Upgrade Sale without affecting the accounting for the previous sale. Profit on the Upgrade Sale would be recognized on the installment method until allocated principal payments equal to 10% of the Upgrade Sale are received. Profit would then be recognized on the accrual method. C&L recommended that the concurrence of the Securities and Exchange Commission ("Commission") staff with this methodology be obtained prior to the filing of this Registration Statement. C&L was prepared to accept the Company's view, provided that the Commission staff concurred. Accordingly, at the time of C&L's dismissal, with the exception of the issue of profit recognition on the new Note Receivable and the effect of the allocation of principal payments on the new Note Receivable on the recognition of profit on the previous sale, the Company does not believe that there were any unresolved disagreements with C&L on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which, if not resolved to C&L's satisfaction, would have caused it to make reference to the subject matter of the disagreements in connection with its reports. C&L discussed each of these issues with members of the Board of Directors of the Company and of the board of directors of the Company's parent, Jeld-Wen. The Company had authorized C&L to respond fully to the inquiries of KPMG concerning each of the disagreements.

     In addition, C&L advised the Company of two matters that, if further considered in connection with its audit of the financial statements, could materially impact the fairness of the financial statements. The matters related to the adequacy of the Company's allowance for doubtful accounts for receivables from the sale of Vacation credits and the method of calculating gains on the sale of such receivables. Due to their dismissal, C&L did not complete the audit procedures and inquiries necessary to conclude on these matters.

     Prior to the engagement of KPMG, the Company met with representatives of KPMG at a meeting on January 22, 1997 to discuss KPMG's experience in the Company's industry and industry accounting practices in connection with Upgrade sales. At that meeting, the disagreements between the Company and C&L were discussed. KPMG orally advised the Company that they believed that C&L's view on the revenue recognition principles applicable to the required down payment on the Upgrade Sales was the correct interpretation of SFAS 66. KPMG did not express any views on the other area of discussion between the Company and C&L, the recognition of revenue from Upgrade Sales based on an allocation of principal payments on Notes Receivable. The Company did not request, nor did it receive, any oral or written reports from KPMG concerning the subject of the unresolved disagreements with C&L. The Company did not consult C&L regarding the issues which were the subject of the disagreement following the date of dismissal. KPMG did discuss with C&L the subject matter of the disagreements and other matters relevant to the audit of the Company's financial statements prior to KPMG's agreement to the engagement as the Company's auditors.

                                 ANNUAL REPORT

     A copy of the Company's 1997 Annual Report to Stockholders, including the Annual Report to the SEC on Form 10-K and the financial statements, is enclosed. Additional copies of the Company's Annual Report may be obtained by writing to Investor Relations, 12301 N.E. 10TH Place, Bellevue, Washington 98005.

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholder proposals intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Secretary of the Company no later than December 31, 1998 for inclusion in the Company's Proxy Statement relating to the 1999 Annual Meeting.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no business that will be presented for consideration at the Annual Meeting other than the matters set forth in this Proxy Statement. If any other business properly comes before the Annual Meeting, it is intended that the shares represented by proxies will be voted in accordance with the judgment of the persons voting such proxies.

                                          By Order of the Board of Directors,

                                      /s/ WILLIAM F. PEARE

                                          William F. Peare
                                          President and Chief Executive Officer
April 27, 1998

                             TRENDWEST RESORTS, INC.

                12301 N.E. 10TH PLACE, BELLEVUE, WASHINGTON 98005

            PROXY FOR THE MAY 28, 1998 ANNUAL MEETING OF STOCKHOLDERS

  THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TRENDWEST RESORTS, INC.

        The undersigned stockholder(s) of Trendwest Resorts, Inc. (the "Company") hereby appoints William F. Peare and Jeffery P. Sites, and each of them, as proxies, each with the power of substitution to represent and to vote, as designated below, all the shares of Common Stock of the Company held of record by the undersigned on April 10, 1998 at the Annual Meeting of Stockholders to be held on May 28, 1998, and at any and all adjournment thereof.

1.  ELECTION OF DIRECTORS

        [ ]    FOR the nominees listed below.

        [ ] WITHHOLD AUTHORITY to vote for any of the nominees listed below (TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE, STRIKE OUT THE NAME OF SUCH NOMINEE).

        Nominees (Term Will Expire in 2001):       Jerol E. Andres
                                                   Roderick C. Wendt
                                                   Linda Tubbs

2.  RATIFICATION OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS

        [ ]    FOR               [ ]    AGAINST               [ ]    ABSTAIN


        Shares represented by properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Stockholders. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED IN ITEM 1. IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1, AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS.


                                            Dated: _______________________, 1998


                                            ____________________________________
                                                                    Signature(s)


                                            ____________________________________
                                            Please sign as name(s) appears on
                                            this proxy and date this proxy. If a
                                            joint account, each joint owner must
                                            sign. If signing for a corporation
                                            or partnership or as agent, attorney
                                            or fiduciary, indicate the capacity
                                            in which you are signing.



                                       16